Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Majesco Entertainment Company and Subsidiary on Form S-3 to be filed on or about May 13, 2014 of our report dated January 14, 2014, on our audits of the consolidated financial statements as of October 31, 2013 and 2012 and for each of the years in the three-year period ended October 31, 2013, which report was included in the Annual Report on Form 10-K filed January 14, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Iselin, New Jersey
May 13, 2014